SEPARATION AGREEMENT AND RELEASE

        This Separation Agreement and Release (hereinafter “Agreement”) is made and entered into by and between D. Lynn Van Borkulo-Nuzzo (hereinafter “Ms. Van Borkulo-Nuzzo”) and Hudson United Bancorp and Hudson United Bank (hereinafter collectively referred to as “the Bank”) as of September 23, 2004.

        WHEREAS, Ms. Van Borkulo-Nuzzo has been employed as Executive Vice President, General Counsel, Corporate Secretary and Chief Risk Officer of the Bank; and

        WHEREAS, Ms. Van Borkulo-Nuzzo has voluntarily elected to submit her notice of retirement from the Bank and from her position as an officer of the Bank and any affiliates and will retire effective upon the close of business December 31, 2004; and

        WHEREAS, Ms. Van Borkulo-Nuzzo and the Bank wish to enter into this Agreement to provide for certain consideration to Ms. Van Borkulo-Nuzzo and to address certain rights and obligations before and following the effective date of her retirement;

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is agreed as follows:

        1.        Ms. Van Borkulo-Nuzzo will continue to serve as the Executive Vice President, General Counsel, Corporate Secretary and Chief Risk Officer of the Bank until the effective date of her retirement on December 31, 2004. From the date of this Agreement through her retirement, Ms. Van Borkulo-Nuzzo will cooperate and assist in the transition of her duties.

        2.        Ms. Van Borkulo-Nuzzo agrees that she will use all unused and accrued vacation time, sick time, or other time off on or before December 31, 2004. She understands and agrees that she will not receive payment in lieu thereof. The Bank will grant her any reasonable additional time off as she may need for her transition.

        3.        This Agreement supersedes Ms. Van Borkulo-Nuzzo’s Change in Control Agreement and any other employment agreements she may have with the Bank upon receipt of the $1,000,000 in paragraph 4(a) hereof.

        4.        Upon receipt of a copy of this Agreement signed by Ms. Van Borkulo-Nuzzo, and subject to the further execution by the parties of an updated mutual release in the form attached hereto as Exhibit A which is to be signed by the parties on December 31, 2004, the Bank agrees to provide Ms. Van Borkulo-Nuzzo (and, in the event of her death, where applicable to her heirs, successors, or assigns) with the following:

        (a)        In consideration for the two-year non-competition provision contained in paragraph 9(b) below, the Bank will provide Ms. Van Borkulo-Nuzzo with a payment of One Million Dollars ($1,000,000), to be paid no sooner than January 1, 2005 and no later than January 3, 2005. Such payment shall be made by wire transfer (pursuant to wire transfer instructions to be provided by Ms. Van Borkulo-Nuzzo). In light of the nature of the payment, the Bank will not withhold any amounts from that payment and will issue a form 1099 to Ms. Van Borkulo-Nuzzo. Ms. Van Borkulo-Nuzzo acknowledges that it is her responsibility to make the necessary tax payments, to the extent they may be required, in connection with the payment described above and she agrees to indemnify and hold the Bank harmless with respect to any amounts which are assessed against or paid by the Bank and which should have been paid by her. It is understood and agreed that this payment will not be included in the calculation of any of Ms. Van Borkulo-Nuzzo’s benefits including, but not limited to, any pension benefits.

        (b)        Because Ms. Van Borkulo-Nuzzo is going to continue to perform her duties as Executive Vice President, General Counsel, Corporate Secretary and Chief Risk Officer of the Bank through the effective date of her retirement, the Bank will pay Ms. Van Borkulo-Nuzzo her normal bonus for 2004 equal to forty-five per cent (45%) of her annual base salary for the year, which amount shall be $133,650 and shall be paid on December 3, 2004. This bonus payment will be subject to all applicable withholdings and deductions.

        (c)        Ms. Van Borkulo-Nuzzo will be entitled to purchase medical insurance through the Bank’s group medical plan for herself and her spouse commencing January 1, 2005, and continuing until the end of the month in which she reaches age sixty-five (65) or such later date as she becomes eligible for Medicare coverage due to a change in law. Ms. Van Borkulo-Nuzzo agrees that the premium for this medical coverage may be deducted from her monthly SERP payment.

        (d)        Ms. Van Borkulo-Nuzzo will be treated like all other active employees of the Bank with respect to her SERP benefits up to December 31, 2004. If at any time after December 31, 2004, a Rabbi Trust is created for SERP benefits in the future for participants in the Bank’s SERP, then the Bank will cause Ms. Van Borkulo-Nuzzo to be a beneficiary of the Rabbi Trust.

        (e)        All unvested stock options and restricted stock possessed by Ms. Van Borkulo-Nuzzo will vest effective upon the expiration of the revocation period set forth in paragraph 13 below provided that Ms. Van Borkulo-Nuzzo has not exercised her right to revoke her signature. The unvested options and restricted stock which vest pursuant to this provision of the Agreement are shown on Exhibit B; provided, however, that nothing specified herein is intended to increase or decrease the number of options or restricted stock she has been awarded.

        (f)                Between December 29, 2004 and January 7, 2005, in exchange for the payment of One Dollar ($1.00), the Bank will transfer to Ms. Van Borkulo-Nuzzo title to the car currently provided to her by the Bank for business use (a 2002 Mercedes sport utility vehicle). Ms. Van Borkulo-Nuzzo will be responsible for any sales taxes, transfer fees, registration fees, or other costs associated with the transfer of title. Until transfer of title, the Bank will continue to pay all costs associated with the vehicle (including insurance) in accordance with current Bank policy.

        (g)                The Bank will reimburse Ms. Van Borkulo-Nuzzo for legal fees incurred and paid by her in connection with a review of this Agreement by counsel and advice of counsel of her choice up to a maximum of Five Thousand Dollars ($5,000.00).

        5.                In exchange for the consideration set forth in this Agreement, which Ms. Van Borkulo-Nuzzo acknowledges is in addition to that which she would otherwise be entitled to receive, Ms. Van Borkulo-Nuzzo hereby knowingly and voluntarily releases and discharges the Bank, its predecessors, successors, parent corporations, subsidiaries, or affiliates, and each of its or their employees, officers, directors, attorneys, benefit committees, trustees, fiduciaries, plans, and trusts, and their respective heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasees”) from any and all claims, liabilities, demands, and causes of action, which she may have or claim to have against the Bank and any of the Releasees relating to her employment or the termination of her employment with the Bank up to the date of this Agreement. Nothing in this paragraph releases the Bank from any obligations under this Agreement, or from any claims, liabilities, demands, or causes of action which may arise after the date of this Agreement. The claims released include, but are not limited to:

        (a)                all statutory claims, including claims arising under the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Sarbanes-Oxley Act, the Family and Medical Leave Act, and the Employee Retirement Income Security Act;

        (b)                all claims arising under the United States or New Jersey Constitutions;

        (c)                all claims arising under any Executive Order or derived from or based upon any state or federal regulations;

        (d)                all common law claims, including claims for wrongful discharge, public policy claims, retaliation claims, claims for breach of an express or implied contract including claims based upon any employee handbooks, guides, manuals, policies or procedures in effect at the Bank at any time before the date of this Agreement, claims for breach of an implied covenant of good faith and fair dealing, intentional infliction of emotional distress, defamation, conspiracy, loss of consortium, tortious interference with contract or prospective economic advantage, promissory estoppel and negligence;

        (e)                all claims for any compensation, including back wages, front pay, incentive bonuses, stock awards, car allowance, moving expenses, fringe benefits, insurance benefits, vacation time or pay, reinstatement, retroactive seniority, pension benefits, 401(k) benefits, restricted stock, stock options, severance pay, or any other form of economic loss;

        (f)                all claims for personal injury, including physical injury, mental anguish, emotional distress, pain and suffering, embarrassment, humiliation, damage to name or reputation, liquidated damages, and punitive damages; and

        (g)                all claims for costs and attorneys’ fees other than under paragraph 4(g).

        It is expressly understood and agreed that this Agreement: (i) does not waive or release any rights with respect to her compensation, health and life insurance benefits, SERP, pension and 401(k) benefits from the date hereof through Ms. Van Borkulo-Nuzzo’s retirement on December 31, 2004; (ii) does not waive or release any rights after December 31, 2004 with respect to Ms. Van Borkulo-Nuzzo’s rights to her pension, 401(k) or SERP benefits or health insurance rights as provided for in paragraph 4(c) or the other payments and benefits under Section 4; (iii) does not waive or release any rights or claims which may arise after the date on which the Agreement is signed by Ms. Van Borkulo-Nuzzo (although it is intended to release any and all claims in connection with the termination of Ms. Van Borkulo-Nuzzo’s employment effective December 31, 2004); (iv) does not waive or release any vested benefit possessed by Ms. Van Borkulo-Nuzzo as a result of her employment with the Bank; and (v) does not waive or release any rights which Ms. Van Borkulo-Nuzzo may possess (pursuant to law or pursuant to the certificate of incorporation or by-laws of the Bank) for indemnification for lawful conduct undertaken by her within the scope of her employment as an officer or employee of the Bank; but (vi) if she receives the $1,000,000 provided under paragraph 4(a), does, consistent with the termination provision set forth above, waive and release any claims under her Change in Control agreement or any other employment agreements.

        6.               The Bank hereby releases and discharges Ms. Van Borkulo-Nuzzo and her heirs, successors, and assigns from any and all claims, liabilities, demands, and causes of action, which the Bank may have or claim to have against her arising from any lawful conduct undertaken by her within the scope of her employment as an officer or employee of the Bank. Nothing in this paragraph releases Ms. Van Borkulo-Nuzzo from any obligations under this Agreement, or from any claims, liabilities, demands, or causes of action which may arise after the date of this Agreement, or from any loans, notes, or cash advances provided to her (whether individually or jointly) by the Bank.

        7.        (a) Ms. Van Borkulo-Nuzzo agrees not to make any public statements or in any way publicize the terms of this Agreement. It shall not be considered a breach of the obligation of confidentiality for Ms. Van Borkulo-Nuzzo to make disclosure of the terms of this Agreement (i) to her immediate family (who shall also maintain the terms in confidence); or (ii) in order to obtain private and confidential legal, tax or financial advice. Nothing contained in this subparagraph shall preclude the Bank from making disclosure of the terms of this Agreement for purposes of implementing the Agreement, or for purposes of its reporting obligations under the rules of the Securities and Exchange Commission or the New York Stock Exchange or otherwise.

        (b)        Ms. Van Borkulo-Nuzzo further agrees to keep confidential and not use or disclose to anyone any information which is the confidential and proprietary information of the Bank (hereinafter the “Confidential Information”). The Confidential Information includes, but is not limited to, customer lists, financial information, marketing data, business and operational plans and systems and other records, reports, proposals, books, memoranda, data, letters or any writing, documents or computerized records which relate to any of the Bank’s operations, business, assets, personnel matters, or any other information which the Bank has provided to Ms. Van Borkulo-Nuzzo in confidence, in her capacity as an attorney for the Bank, or which Ms. Van Borkulo-Nuzzo has received in confidence during the term of her employment. Notwithstanding the foregoing, Confidential Information does not include information which becomes available in the public domain, including information which becomes available in the public domain by virtue of direct or indirect disclosure by the Bank (unless it has become public due to Ms. Van Borkulo-Nuzzo’s breach of this subparagraph), or which Ms. Van Borkulo-Nuzzo may be required to disclose by law or by a court or other governmental agency of competent jurisdiction, or which was not provided to or received by Ms. Van Borkulo-Nuzzo during the course of her employment. It shall not be considered a breach of this subparagraph for Ms. Van Borkulo-Nuzzo, at any time prior to the effective date of her retirement with the Bank, to continue to use or disclose Confidential Information as permitted in connection with the performance of her duties for the Bank.

        8.        In further exchange for the consideration received by Ms. Van Borkulo-Nuzzo under this Agreement, she agrees that, for a period of one year following December 31, 2004, and upon reasonable notice and at her convenience, to cooperate fully with the Bank in any matters as to which the Bank may require information from her or require her assistance. Ms. Van Borkulo-Nuzzo further agrees, without limitation as to time to: (1) maintain the confidentiality of all Bank privileged or confidential information including, without limitation, attorney-client privileged communications and attorney work product, unless disclosure is expressly authorized by the Bank; and (2) notify the Bank within forty-eight (48) hours of any requests to her for information related to any pending or potential legal administrative claim or litigation involving the Bank and to delay providing any such information for a reasonable period of time to allow the Bank to seek an order from a court of competent jurisdiction if the Bank intends to object to the production of such information. Nothing in this Agreement is intended to prohibit Ms. Van Borkulo-Nuzzo from reporting any accounting, internal accounting control, or auditing matter to any federal regulatory agency, any federal law enforcement agency, or any Member of Congress or any committee or subcommittee of Congress. Nor is this Agreement intended to prohibit Ms. Van Borkulo-Nuzzo from engaging in any activity protected by the Sarbanes-Oxley Act (18 U.S.C. § 1514A). Ms. Van Borkulo-Nuzzo represents that she is not aware of any matter that she believes she would need to communicate to a federal regulatory agency, or any federal enforcement agency, or any Member of Congress, or any committee or subcommittee of Congress and, if she becomes so aware prior to the effective date of her retirement, she shall communicate such items to an appropriate officer or director of the Bank. Ms. Van Borkulo-Nuzzo understands and agrees that she will not receive any additional consideration or compensation from the Bank for her cooperation as described in this paragraph, except that the Bank agrees that it will reimburse Ms. Van Borkulo-Nuzzo for reasonable out-of-pocket expenses (e.g. travel, lodging, parking, meals) incurred as a result of her compliance with this paragraph.

        9.        (a) Ms. Van Borkulo-Nuzzo agrees that she will not apply for, nor otherwise seek or accept, employment or re-employment with the Bank or any of its related companies, and she forever releases and discharges the Bank and its related companies from any obligation to consider her for employment or re-employment in any capacity. This provision shall not prevent Ms. Van Borkulo-Nuzzo from seeking employment from any successor-in-interest of the Bank by reason of merger or acquisition.

        (b)        Ms. Van-Borkulo-Nuzzo further agrees that she will not, for a period of two (2) years after December 31, 2004, whether directly or indirectly, and whether acting individually or as an officer, employee, or consultant, render any services or assist anyone in rendering any services to any commercial bank that has assets in excess of five hundred million dollars, or to any savings bank, thrift institution, or credit union with assets in excess of ten billion dollars, in the states of New Jersey, New York, Pennsylvania, and Connecticut where the Bank currently has branches. Nothing in this subparagraph is intended to preclude Ms. Van-Borkulo-Nuzzo from serving as a director of such banks or institutions, from providing legal services as an attorney in private practice to such banks or institutions, nor from serving as a consultant to any such banks or institutions regarding compliance or regulatory issues.

        10.        This Agreement shall not be construed as an admission or acknowledgment of any wrongdoing or liability by the Bank with respect to any aspect of Ms. Van Borkulo-Nuzzo’s employment or the termination of that employment.

        11.        The only consideration Ms. Van Borkulo-Nuzzo has received for executing this Agreement is that set forth in paragraph 1 above. No other promise, inducement, agreement or understanding of any kind or description has been made with or to Ms. Van Borkulo-Nuzzo by the Bank to cause her to sign this Agreement.

        12.        Ms. Van Borkulo-Nuzzo is hereby advised that she should consult with an attorney prior to signing this Agreement. She states that she has had the opportunity to discuss this Agreement with whomever she wished, including an attorney of her own choosing. She also states that she has had the opportunity to read, review and consider all of the provisions of this Agreement; that she understands its provisions and its final and binding effect upon her; and that she is accepting the consideration offered to her and entering into this Agreement freely, voluntarily, and without duress or coercion.

        13.        Ms. Van Borkulo-Nuzzo understands that she has twenty-one (21) days within which to consider this Agreement before signing it and returning it to the Bank and that, after signing the Agreement, she may revoke her signature within seven (7) calendar days by providing written notification of her decision to revoke her signature to Kenneth T. Neilson, Hudson United Bancorp., 1000 MacArthur Blvd., Mahwah, NJ. 07430. Such revocation must be received on or before the seventh day after signing in order to be effective.

HUDSON UNITED BANCORP and HUDSON UNITED BANK By: —————————————— DATED: September 23, 2004	D. LYNN VAN BORKULO-NUZZO By: —————————————— DATED: September 23, 2004

THIS AGREEMENT IS NOT BINDING ON EITHER PARTY UNTIL SIGNED BY SUCH PARTY AND THIS REQUIREMENT MAY NOT BE WAIVED BY EITHER PARTY. 11

EXHIBIT A

MUTUAL RELEASE

        In further exchange for the consideration set forth in the Separation Agreement and Release (hereinafter the “Separation Agreement”) executed on September 23, 2004 by and between D. Lynn Van Borkulo-Nuzzo (hereinafter “Ms. Van Borkulo-Nuzzo”) and Hudson United Bancorp and Hudson United Bank (hereinafter collectively referred to as “the Bank”), which Ms. Van Borkulo-Nuzzo acknowledges is in addition to that which she would otherwise be entitled to receive, Ms. Van Borkulo-Nuzzo hereby knowingly and voluntarily releases and discharges the Bank, its predecessors, successors, parent corporations, subsidiaries, or affiliates, and each of its or their employees, officers, directors, attorneys, benefit committees, trustees, fiduciaries, plans, and trusts, and their respective heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasees”) from any and all claims, liabilities, demands, and causes of action, which she may have or claim to have against the Bank and any of the Releasees relating to her employment or the termination of her employment with the Bank up to the date of this Mutual Release. Nothing in this paragraph releases the Bank from any obligations under this Mutual Release, or from any claims, liabilities, demands, or causes of action which may arise after the date of this Mutual Release. The claims released include, but are not limited to:

         (a)                all statutory claims, including claims arising under the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Sarbanes-Oxley Act, the Family and Medical Leave Act, and the Employee Retirement Income Security Act;

        (b)        all claims arising under the United States or New Jersey Constitutions;

         (c)        all claims arising under any Executive Order or derived from or based upon any state or federal regulations;

        (d)        all common law claims, including claims for wrongful discharge, public policy claims, retaliation claims, claims for breach of an express or implied contract including claims based upon any employee handbooks, guides, manuals, policies or procedures in effect at the Bank at any time before the date of this Mutual Release, claims for breach of an implied covenant of good faith and fair dealing, intentional infliction of emotional distress, defamation, conspiracy, loss of consortium, tortious interference with contract or prospective economic advantage, promissory estoppel and negligence;

        (e)        all claims for any compensation, including back wages, front pay, incentive bonuses, stock awards, car allowance, moving expenses, fringe benefits, insurance benefits, vacation time or pay, reinstatement, retroactive seniority, pension benefits, 401(k) benefits, restricted stock, stock options, severance pay, or any other form of economic loss;

        (f)        all claims for personal injury, including physical injury, mental anguish, emotional distress, pain and suffering, embarrassment, humiliation, damage to name or reputation, liquidated damages, and punitive damages; and

        (g)        all claims for costs and attorneys’ fees other than under paragraph 4(g). It is expressly understood and agreed that this Mutual Release: (i) does not waive or release any rights under the Separation Agreement; (ii) does not waive or release any rights after December 31, 2004 with respect to Ms. Van Borkulo-Nuzzo’s rights to her pension, 401(k) or SERP benefits or health insurance rights as provided for in paragraph 4(c) of the Separation Agreement; (iii) does not waive or release any rights or claims which may arise after the date on which this Mutual Release is signed by Ms. Van Borkulo-Nuzzo (although it is intended to release any and all claims in connection with the termination of Ms. Van Borkulo-Nuzzo’s employment effective December 31, 2004); (iv) does not waive or release any vested benefit possessed by Ms. Van Borkulo-Nuzzo as a result of her employment with the Bank; and (v) does not waive or release any rights which Ms. Van Borkulo-Nuzzo may possess (pursuant to law or pursuant to the certificate of incorporation or by-laws of the Bank) for indemnification for lawful conduct undertaken by her within the scope of her employment as an officer or employee of the Bank; but (vi) if she receives the $1,000,000 provided under paragraph 4(a) of the Separation Agreement, does waive and release any claims under her Change in Control agreement or any other employment agreements.

        The Bank hereby releases and discharges Ms. Van Borkulo-Nuzzo and her heirs, successors, and assigns from any and all claims, liabilities, demands, and causes of action, which the Bank may have or claim to have against her arising from any lawful conduct undertaken by her within the scope of her employment as an officer or employee of the Bank. Nothing in this paragraph releases Ms. Van Borkulo-Nuzzo from any obligations under the Separation Agreement, or from any claims, liabilities, demands, or causes of action which may arise after the date of this Mutual Release, or from any loans, notes, or cash advances provided to her (whether individually or jointly) by the Bank.

        Ms. Van Borkulo-Nuzzo is hereby advised that she should consult with an attorney prior to signing this Mutual Release. She states that she has had the opportunity to discuss this Mutual Release with whomever she wished, including an attorney of her own choosing. She also states that she has had the opportunity to read, review and consider all of the provisions of this Mutual Release; that she understands its provisions and its final and binding effect upon her; and that she is accepting the consideration offered to her and entering into this Mutual Release freely, voluntarily, and without duress or coercion.

HUDSON UNITED BANCORP and HUDSON UNITED BANK By: —————————————— DATED: —————————, 2004	D. LYNN VAN BORKULO-NUZZO By: —————————————— DATED: —————————, 2004

THIS AGREEMENT IS NOT BINDING ON EITHER PARTY UNTIL SIGNED BY SUCH PARTY AND THIS REQUIREMENT MAY NOT BE WAIVED BY EITHER PARTY. 15

Exhibit B LYNN VAN BORKULO-NUZZO STOCK OPTIONS AND RESTRICTED STOCK As of September 23, 2004

DATE OF GRANT	SHARES	EXERCISE PRICE

Restricted Stock Awards

December 6, 2001	3,000	$0
June 7, 2002	3,700	$0
June 18, 2003	5,500	$0

Stock Option Awards

December 6, 2001	9,000	$27.46 per share
August 7, 2002	11,000	$27.39 per share
16